Exhibit 5.1

[Letterhead of Winston & Strawn LLP]

May 27, 2009

Advanced Life Sciences Holdings, Inc.

1440 Davey Road

Woodridge, Illinois  60517

Re:          Form S-1 Registration Statement

Ladies and Gentleman:

This opinion letter is being delivered by us, as special counsel to Advanced Life Sciences Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Form S-1 Registration Statement to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration of the offer and sale of up to 9,916,632 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).  The Shares may be offered by the Selling Stockholders pursuant to the Registration Statement after they have been issued to such Selling Stockholder pursuant to the terms of the Standby Equity Distribution Agreement dated as of September 29, 2008 (the “SEDA”) between YA Global Investments, L.P. and the Company.  This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinion set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  As to any facts material to this opinion letter that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, upon issuance in accordance with the terms of the SEDA, shall be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).  We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Winston & Strawn LLP